Exhibit 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the Gabelli Media Mogul NextShares, Gabelli Food of All Nations NextShares, Gabelli RBI NextShares, and Gabelli Pet Parents’TM NextSharesTM of our report dated November 27, 2018, relating to the financial statements and financial highlights, which appears in the Gabelli Media Mogul NextShares, Gabelli Food of All Nations NextShares, Gabelli RBI NextShares, and Gabelli Pet Parents’TM NextSharesTM Annual Reports on Form N-CSR for the year ended September 30, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 28, 2019